RYDEX MULTI-CAP CORE EQUITY FUND PROXY
                           FREQUENTLY ASKED QUESTIONS

Q. WHY ARE SHAREHOLDERS RECEIVING A PROXY STATEMENT?
A. Shareholders of Rydex Multi-Cap Core Equity Fund, as of the September 11, 2008 record date, are receiving proxy materials--a booklet that includes the Proxy Statement and a Proxy Card--because they have the right to vote on each of the proposals concerning their investment in the fund. Each of the proposals relates to actions that need to be taken in response to changes in the structure and operation of the fund.


Q. WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON?
A. The Advisor recently recommended, and the fund's Board approved, a new principal investment strategy that will change the investment focus of the fund from a core equity strategy to a 130/30 global equity strategy under the new name Rydex Global 130/30 Strategy Fund. There is a proposal to hire Security Global Advisors LLC ("SGI") as the fund's subadvisor and a proposal to increase the fund's management fee. Shareholders of the fund are entitled to vote separately on the approval of SGI's subadvisory agreement and the amendment to Rydex's investment advisory agreement, which reflects the new management fee for the fund.


Q. WHAT IS A 130/30 STRATEGY?
A. A 130/30 strategy involves selling short securities that the advisor believes are likely to decrease in value and buying securities "long" that the advisor expects will experience price appreciation. The strategy is referred to as "130/30" because the advisor sells short approximately 30% of the value of the fund's assets and uses the proceeds of those short sales, along with the other assets of the fund, to take long positions.


Q. WHAT IS THE OBJECTIVE AND STRATEGY OF RYDEX GLOBAL 130/30 STRATEGY FUND?
A. The fund's objective seeks to provide long-term capital appreciation and its strategy is to invest in long and short positions of common stock of companies from all over the world--holding long securities that may outperform the market, and selling short securities that may underperform the market.


Q. WHY IS RYDEX INVESTMENTS CHANGING THE INVESTMENT STRATEGY OF RYDEX MULTI-CAP CORE EQUITY FUND?
A. The advisor believes that the fund's new investment strategy may be appropriate for investors seeking a "core" investment focus for their own portfolios. Although the fund's new investment strategy differs in many respects from the fund's current investment strategy, the fund's investment objective of long-term capital appreciation will not be changing. It is recommended that shareholders consult with their financial advisor to determine if the fund is right for their portfolio.


Q. WHAT ARE THE ADDITIONAL RISKS TO THE FUND IF THE PROPOSALS ARE PASSED AND THE NEW INVESTMENT STRATEGY IS IMPLEMENTED?
A. If approved by shareholders, the new investment strategy may subject shareholders to additional risks, including: currency risk; foreign issuer exposure risk; investment in investment companies risk; leveraging risk; and short sales risk. The fund may not be suitable for all investors. There are special risk considerations associated with international investing, including fluctuating exchange rates, government regulations and differences in liquidity, which may affect the volatility of the fund. The use of derivatives, such as futures, options and swap agreements may expose the fund to additional risks. The use of leverage by a mutual fund increases the risk to the fund. The more a mutual fund invests in leverage instruments, the more the leverage will magnify any gains or losses on those investments. Additionally, short-selling involves increased risks and costs. You risk paying more for a security than you received from its sale. There is no assurance that any Rydex fund will achieve its objective and/or strategy.


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Q. WHY IS RYDEX RAISING ITS FEES FOR THE NEW FUND?
A. In view of the increased complexities associated with investing assets under a global equity 130/30 strategy, the Advisor recommended, and the Board approved, an increase in the fund's management fee. In addition, the proposal aligns the management fee and subadvisory fee with competitive market expenses for similar funds and makes it competitive.


Q. WHY IS RYDEX ADDING A SUBADVISOR TO THE FUND?
A. To bring Rydex Global 130/30 Strategy Fund to market, SGI was selected as the subadvisor to the fund. SGI has a talented and capable team of portfolio managers and research analysts with substantial experience in managing assets in accordance with global equity mandates as well as alternative investment strategies, such as the fund's new 130/30 strategy.


Q. WHO IS SECURITY GLOBAL INVESTORS?
A. SGI, like Rydex Investments, is an indirect wholly-owned subsidiary of Security Benefit Corporation. SGI was founded in 1961, has operated as an investment advisor since 1970 and managed more than $11.5 billion in assets as of June 30, 2008. SGI has a team of professionals dedicated to the firm's Global Equity mandate and has extensive experience managing client assets in accordance with long/short strategies.


Q. WHAT IS RYDEX'S ROLE GOING TO BE WITH REGARD TO THE FUND AFTER IT IS SUBADVISED?
A. Rydex will continue to serve as the fund's investment advisor and will be responsible for supervising the activities of SGI, subject to the oversight of the Board.


Q. WHAT HAPPENS IF I STAY INVESTED IN RYDEX MULTI-CAP CORE EQUITY FUND AND THE FUND IS CONVERTED INTO THE NEW GLOBAL 130/30 FUND?
A. Since no transaction would be involved, the conversion of shares would not be considered a taxable event. However, shareholders will be subject to the management fees of the new fund. It is recommended that shareholders consult with their financial advisor to determine if the new fund is right for their portfolio.


Q. IF BOTH PROPOSALS PASS, WHEN WILL THE CHANGES TAKE EFFECT?
A. If shareholders approve both proposals, it is expected that the fund will implement the changes described in the Proxy Statement as soon as practicable. Rydex will provide additional updates to shareholders as necessary regarding the implementation of the changes.


Q. WHAT WILL HAPPEN TO RYDEX MULTI-CAP CORE EQUITY FUND IF THE PROXY IS NOT PASSED?
A. Each of the proposals must be passed in order to convert Rydex Multi-Cap Core Equity Fund into Rydex Global 130/30 Strategy Fund. If any of the proposals do not pass, the fund will continue to operate as Rydex Multi-Cap Core Equity Fund and will not experience any investment strategy, subadvisor or management fee changes.


Q. WILL THERE BE SIMILAR CHANGES TO OTHER RYDEX FUNDS?
A. Only Rydex Multi-Cap Core Equity Fund is affected by this proxy. No other fund changes are being proposed at this time.


Q. AM I SUBJECT TO REDEMPTION FEES IF THEY REDEEM THEIR SHARES OF RYDEX MULTI-CAP CORE EQUITY FUND?
A. The existing redemption fee policy remains in effect and states that a 1.00% redemption fee will be imposed on all fund shares redeemed within thirty (30) days of the date of purchase. Please read the fund's prospectus for more information regarding the redemption fee policy.



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Q. HOW DOES THE BOARD SUGGEST THAT SHAREHOLDERS VOTE?
A. After careful consideration, the Board voted unanimously to recommend that shareholders vote "FOR" the proposals. Please see the section of the Proxy Statement entitled "Trustees' Considerations" with respect to each Proposal for a discussion of the Board's considerations in making such recommendations.


Q. HOW DO SHAREHOLDERS PLACE THEIR VOTE?
A. Shareholders may provide the fund with their vote by mail, online, by phone or in person at the special shareholders meeting scheduled for November 7, 2008. If voting by mail, they can use the postage-paid envelope that was sent to them along with their Proxy Card. To vote by phone, call 888.221.0697. To vote online, visit www.proxyweb.com. When voting online or by phone, shareholders should have their Proxy Card in hand.



Q. WHOM DO I CALL IF I HAVE QUESTIONS?
A. For questions, please call our proxy agent, Broadridge Financial Solutions, Inc., at 866.615.7265 between 9:30 a.m. and 9:00 p.m., Eastern Time, Monday through Friday, or between 10:00 a.m. and 9:00 p.m., Eastern Time, on Saturday.

FOR MORE COMPLETE INFORMATION REGARDING THE FUND, PLEASE CALL 800.258.4332 OR CLICK HERE FOR A PROSPECTUS. INVESTORS SHOULD CONSIDER THE INVESTMENT
OBJECTIVES, RISKS, CHARGES AND EXPENSES OF A FUND CAREFULLY BEFORE INVESTING. THE FUND'S PROSPECTUS CONTAINS THIS AND OTHER INFORMATION ABOUT THE FUND. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE YOU INVEST OR SEND MONEY.


For financial professional use only. Do not distribute to the public.


Rydex Distributors, Inc., an affiliate of Rydex Investments, is the distributor of Rydex funds.